Exhibit 10.2

March 1, 2013

Dear Mr. Kirk Somers,

I am delighted to offer you the opportunity to join me and the rest of the Geeknet team (the “Company”) in the position of EVP, General Counsel & Chief Administrative Officer. In this role you will report to Katy McCarthy, Acting CEO of ThinkGeek and CFO of Geeknet. This position will start on Monday, March 4, 2013.

In conjunction with this position, you will receive the following:

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Annual Base Salary: You will receive an annual base salary of three hundred twenty-five thousand dollars ($325,000.00), minus applicable tax withholdings. Such compensation shall be paid semi-monthly in accordance with normal Company payroll practices. I am sure you recognize that the quotation of an annual salary rate is for purposes of communication and is not intended to imply a specific condition or length of employment.

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Stock Option Plan: If you accept this offer, a recommendation will be made to the Chief Executive Officer (“CEO”) of the Company that you be granted Company Restricted Stock Units (“RSUs’) of the Company’s common stock with an economic value of $40,000 and an option to purchase shares of the Company’s common stock (“Options”) with an economic value of $40,000, for a total economic value of $80,000. This award is subject to approval by the President and CEO of the Company in accordance with metrics established by the Compensation Committee of the Company’s Board of Directors. Once approved, the award is expected to be granted on the last business day of the month in which your employment with the Company begins. The NASDAQ closing price of the Company’s common stock on the last business day of the month in which your employment with the Company begins will be used to determine the economic value of the RSUs. This award will vest according to a plan schedule (currently 33% vested each year for 3 years), and commence on the last business day of the month in which your employment with the Company begins.  You will be responsible for any taxes associated with the vesting of RSUs. The award is wholly discretionary in nature, in recognition of performance or anticipated performance, and does not create any obligation on the part of the Company to maintain your employment through any part of the vesting schedule or to grant additional awards in the future.

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Target Short Term Incentive (STI) Opportunity: If you accept this offer, you will be eligible to participate in a 2013 Target STI Opportunity for select Senior Geeknet Executives, which is based on revenue, EBITDA, and individual performance, with the goals to be established by the Company’s Board of Directors and communicated to you at the same time as such goals are established and communicated to similarly situated executives of the Company. Your target payout bonus opportunity will be based on 30% of your base salary, with actual performance to be determined on the pre-established goals described in the prior sentence. In order to be eligible to receive a bonus under the 2013 Short Term Incentive Opportunity Plan, you must be employed on the date that such bonus payments are made to participants.

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Travel Expenses: Geeknet will cover travel costs (i.e. air, rental car, and hotel) for weekly travel from Atlanta, GA to Fairfax, VA through December 31, 2013. Geeknet will revisit 2014 travel plans at the end of 2013.

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Severance Terms: If your employment is terminated without cause (as customarily defined by the Company), you are eligible to receive a severance payment, in all cases subject to your entering into a separation and release agreement on terms acceptable to Geeknet. If termination occurs prior to the first anniversary of the commencement of your employment, to completion of the first twelve (12) months of service you will receive, less applicable withholding taxes, the equivalent number of months of base salary remaining in the year plus six (6) months of base salary, not to exceed a total of (12 months), with any such payment to be reduced by applicable withholdings, and Company-paid coverage for a period of six (6) months for the cost of continuation coverage (i.e. COBRA) for yourself and eligible dependents under the Company's Benefit Plans.  If termination of your employment without cause occurs after the first twelve (12) months first anniversary of the commencement of your employment, you will be entitled to receive, less applicable withholding taxes, the equivalent of six (6) months of base salary (less applicable withholding taxes) and Company-paid coverage for a period of six (6) months for the cost of continuation coverage (i.e. COBRA) for yourself and eligible dependents under the Company's Benefit Plans.  All severance benefits shall be paid in equal installments in accordance with the Company’s normal payroll practices; provided, however, that the first payment shall be made on the thirtieth day following your termination of employment (with all payments that would otherwise be made between the date of your termination of employment and such thirtieth (30th) day to be paid in the first installment). The period during which you will be receiving severance payments will be the “Severance Period”. The terms of severance set forth in this letter agreement shall remain in effect is severance agreement will remain in effect for the duration of your employment.

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 Offset: You acknowledge and agree that you will immediately inform the Company if you commence new employment during the Severance Period and, upon your commencement of employment with a new employer, the severance payments and post-employment benefits set forth in the preceding paragraph shall immediately cease and you will no longer have any right to receive payments or benefits under this letter agreement. If you enter into new employment with another employer during the Severance Period and you do not inform the Company, you acknowledge and agree that the Company, upon discovery of you commencing such employment, shall have the right to (i) cease making any payment or providing any benefits and (ii) require the repayment of all severance payments that it paid to you pursuant to the terms of this letter agreement.

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Employee Benefits: You will receive and be eligible to participate in the Company’s normal employee benefits package provided to full time employees, including health insurance (medical, dental and vision insurance), life and disability insurances, flexible spending account program as well as our 401(k) retirement plan. You will also receive 20 days of paid time off (PTO) per year under the Executive PTO plan, accrued semi-monthly on the basis of your length of employment from your date of hire in regular, full-time position. PTO can be taken in advance of the time being accrued in the PTO bank.

At Will Employment & Severance for Termination without Cause

This offer of employment, if accepted, does not constitute an employment contract; your employment with Geeknet, Inc. is “at will” and may be terminated by you or the Company at any time of any reason or no reason, as permitted by law.

Entire Agreement

This offer letter is the complete offer for employment and may not be amended or altered in any way by oral statements. Terms of this offer are confidential.

Effectiveness of Offer

This offer of employment shall remain in effect until close of business on Monday, March 4, 2013.

Additional Requirements

At the commencement of your employment, you will be required to sign Company policy documents on a variety of topics, including confidentiality, conflict of interest, business conduct and ethics. This offer is contingent on you satisfactorily passing a background investigation and completion of reference checks.

The Immigration Reform Control Act requires employers to verify eligibility of all personnel for employment in the United States. We will provide an Eligibility Verification Form (INS form I-9), which specifies which documents you are required to produce to establish such eligibility. Please complete Part A of the I-9 form and bring it and the required documentation with you when you report for work on your first day.

At Geeknet, Inc., we depend on the commitment, enthusiasm and skills of our team members to lead the Company’s growth. Each person has both the luxury and the duty to contribute to the future success of the Company in the most meaningful way he or she can. We therefore expect you to play a key role in the growth and success of our business. I look forward to having you on the team and to working with you to carry out the vision and mission of Geeknet, Inc.

Sincerely,

/s/ Carol DiBattiste

Carol DiBattiste
EVP, General Counsel and Chief Administrative Officer
Geeknet, Inc.
I accept this offer:

Signature: __/s/ Kirk L. Somers__________________

Amendment to Offer Letter

This Amendment is entered into by and between Geeknet, Inc. (the “Company”) and Kirk Somers (“Employee”). The Company and Employee agree that the position of EVP, General Counsel & Chief Administrative Officer will start on Friday, March 1, 2013. This role reports to Kathryn McCarthy, CEO of ThinkGeek and Geeknet.

Employee Signature: __/s/ Kirk L. Somers______________

Date: March 7, 2013 _

Company Signature: __/s/ Kathryn K. McCarthy_________

Date: __03-11-13___________________